Exhibit 99.2

UNITED STATES DEPARTMENT OF COMMERCE The Foreign-Trade Zones Board Washington, D.C. 20230

Charles L. Finkley, Jr.
Administrator, FTZ #287
Tunica County, Mississippi
One River Park Drive
P.O. Box 186
Tunica Resorts, Mississippi 38664
S-79-2024
Dear Mr. Finkley:

This is to inform you that your request for a minor boundary modification of Foreign-Trade Zone (FTZ) 287, Tunica County, Mississippi, under the alternative site framework (ASF) is approved pursuant to Section 400.38 of the Foreign-Trade Zones Board’s regulations.

This action involves establishing a usage-driven site for the sole use of Mullen Automotive, Inc. as operator or user. The site is located at One Mullen Automotive Drive, Robinsonville, Tunica County (100 acres) and is designated as Site 4.

This change does not result in an expansion of the scope of authorized zone activity and is consistent with the ASF zone plan approved by the Board in September of 2013. This action does not imply authority for any production activity requiring advance approval by the FTZ Board.

The requested minor boundary modification is approved effective this date subject to an ASF sunset provision that would terminate authority for the site on May 31, 2027 (and again every three years thereafter) if no foreign non-duty paid merchandise is admitted to the site for a bona fide customs purpose during the sunset period. Further, if Mullen Automotive, Inc. vacates the site, the usage- driven designation will automatically self-terminate.

We have incorporated this action into our site information for FTZ 287 – which you may consult at any point in the Online FTZ Information System on our website (accessible via www.trade.gov/ftz). We ask that you retain the application and approval documents in your zone file and update your zone records in accordance with the FTZ Board regulations (15 CFR Sec. 400.51).

Sincerely,

5/8/2024

Signed by: CAMILLE EVANS
Acting Executive Secretary

cc:Michael Neipert, Area Port Director, U.S. Customs and Border Protection